Exhibit 5.1

DLA Piper LLP (US)
401 Congress Avenue, Suite 2500
Austin, Texas 78701-3799
www.dlapiper.com
T 512.457.7000
F 512.457.7001

September 4, 2018

AudioEye, Inc.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to AudioEye, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 2,362,925 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), which includes 380,719 shares of Common Stock issuable upon the exercise of warrants.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company and the Shares are, or will be, when and to the extent issued in the manner as set forth in the Registration Statement.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)